Exhibit 99.1

Contacts:	For Media:	For Investors:
	John Calagna	Conor Murphy
	(212) 578-6252	(212) 578-7788
METLIFE ANNOUNCES SECOND QUARTER 2008 RESULTS
— Record Premiums, Fees & Other Revenues of $9.5 Billion —
NEW YORK, July 29, 2008 — MetLife, Inc. (NYSE: MET) today reported second quarter 2008 net income1 of $915 million, or $1.26 per diluted common share, compared with $1,129 million, or $1.48 per diluted common share, for the second quarter of 2007. Net income results from both periods reflect net investment gains and losses.
Operating earnings2 for the second quarter of 2008 were $942 million, or $1.30 per diluted common share, compared with $1,311 million, or $1.72 per diluted common share, for the prior period.

	For the three months ended June 30,
	2008	2007
	(In millions, except per common share data)
Net income available to common shareholders	$915	$1,129
Net income available to common shareholders per diluted common share	$1.26	$1.48
Operating earnings available to common shareholders[2]	$942	$1,311
Operating earnings available to common shareholders per diluted common share[2]	$1.30	$1.72

Book value per diluted common share	$41.98	$41.27
Book value per diluted common share, excluding accumulated other comprehensive income[2]	$45.43	$41.65

[1]	All references in this press release (other than in any of the tables and in the Non-GAAP and Other Financial Disclosures discussion below) to net income, net income per diluted common share, operating earnings and operating earnings per diluted common share should be read as net income available to common shareholders, net income available to common shareholders per diluted common share, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share, respectively.

[2]	Operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and book value per diluted common share, excluding accumulated other comprehensive income, are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures in this press release and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release.

Second Quarter Highlights
•	Record premiums, fees and other revenues of $9.5 billion, up 10% from the second quarter of 2007

•	Institutional Business premiums, fees and other revenues up 16% compared with the second quarter of 2007

•	International operating earnings up 26% and premiums, fees and other revenues up 15% on a comparable currency basis compared with the second quarter of 2007

•	Announced intent to split-off Reinsurance Group of America, Incorporated
“During the second quarter of 2008, MetLife achieved a new record in top-line results, with premiums, fees and other revenues reaching $9.5 billion,” said C. Robert Henrikson, chairman, president and chief executive officer of MetLife, Inc. “While our earnings this quarter were impacted by several factors, including the continuing decline in the equity markets and higher catastrophes in our homeowners business, our business fundamentals continue to be strong. We generated solid earnings growth in International, achieved significant top-line growth in Institutional Business and continued to execute on our business plans during the quarter.”
Second Quarter Segment Overview
Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release.
Institutional Business Earnings of $448 Million
Institutional Business had operating earnings of $448 million in the second quarter of 2008, compared with $521 million in the second quarter of 2007. Total premiums, fees and other revenues grew 16% over the second quarter of 2007, as Institutional Business achieved strong top-line growth in all of its businesses. Earnings results were impacted by lower investment income, less favorable group life underwriting results and a liability adjustment on a large institutional annuity contract.
Group life operating earnings for the quarter were $136 million compared with $142 million in the second quarter of 2007. Strong interest margins in the second quarter of 2008 were offset by higher incurred claims. In addition, premiums, fees and other revenues increased 8% over the second quarter of 2007.
Non-medical health & other operating earnings were $93 million in the quarter, up 16% from the $80 million earned in the second quarter of 2007. Premiums, fees and other revenues for this business increased 14%, due to solid growth in several product lines, particularly in dental, which continued to benefit from a recent dental HMO acquisition.
Retirement & savings operating earnings were $219 million in the quarter compared with $299 million in the second quarter of 2007 due in part to lower investment income and the above-mentioned liability adjustment. Retirement & savings premiums, fees and other revenues rose 65% due mostly to higher pension closeout sales during the quarter.
Individual Business Earnings of $323 Million
Individual Business had operating earnings of $323 million during the second quarter of 2008 compared with $449 million in the second quarter of 2007.

Total life operating earnings for the quarter were $161 million, relatively flat compared with the $163 million earned in the second quarter of 2007. During the quarter, higher investment income in the traditional life business was more than offset by lower underwriting margins and lower interest spreads in the variable/universal life business. Total life first year premiums and deposits increased slightly over the second quarter of 2007.
Annuity operating earnings were $146 million, compared with $270 million in the second quarter of 2007. A deferred acquisition cost adjustment related to the unfavorable equity market, as well as lower investment income, contributed to the decline in earnings. Compared with the second quarter of 2007, fees for separate account investment-type products within the annuity business increased slightly. In addition, variable annuity premiums and deposits were $3.5 billion, up from the $3.2 billion received in the first quarter of 2008, but down compared with the record $4.2 billion received in the second quarter of 2007.
Auto & Home Earnings of $52 Million
Auto & Home operating earnings were $52 million in the second quarter of 2008, compared with $108 million in the second quarter of 2007. A 23% increase in auto earnings over the second quarter of 2007 was more than offset by an unusually high level of catastrophes in the homeowners business. In the second quarter of 2008, the segment benefited from favorable non-catastrophe claim development related to prior accident years of $26 million, net of income tax, compared with $23 million, net of income tax, in the prior year period.
International Business Earnings of $147 Million
International Business operating earnings increased 26% to $147 million in the second quarter of 2008, compared with $117 million in the prior year period. Earnings results in the segment were driven by strong performance in the Latin America and Asia Pacific regions. For the quarter, total premiums, fees and other revenues grew 15% on a comparable currency basis over the prior year period to reach $1.2 billion. Annuity deposits in Japan of 150 billion yen ($1.4 billion) were relatively equal compared with 152 billion yen ($1.3 billion) in the prior year period, reflecting current market conditions.
Investments
MetLife’s investment portfolio continued to deliver strong results in the second quarter of 2008. Net realized investment losses, after income tax, were $233 million. Included in these losses were approximately $175 million, net of income tax, in credit-related losses, which were modest relative to the size of MetLife’s $350 billion general account portfolio. Before income tax and the impact of deferred acquisition costs, variable investment income was approximately $30 million lower than plan.
Corporate & Other
Corporate & Other had an operating loss of $81 million in the second quarter of 2008, compared with $78 million of operating earnings in the second quarter of 2007. In the second quarter of 2007, Corporate & Other benefited from $45 million, net of income tax, due to legal liability reductions. In addition, Corporate & Other had lower investment income in the second quarter of 2008.

Operational Excellence Initiative
“As a result of a strategic review that we began in 2007, we have launched an enterprise initiative called Operational Excellence. This initiative began in April of this year, and is focused on reducing complexity, increasing productivity and improving the effectiveness of our operations,” said Henrikson. “Operational Excellence is expected to achieve both revenue enhancements and cost savings. We will provide more details on how Operational Excellence will serve as a foundation for our future growth, and any required investments, when we announce third quarter results in October and at our Investor Day meeting in December.”
Earnings Guidance
“Given the performance of the equity markets and our results this quarter, we are revising our previously announced full year 2008 operating earnings guidance of $5.90 to $6.20 per diluted common share to $5.70 to $5.90 per diluted common share. This projection does not include the impact of any unusual events, such as Operational Excellence,” added Henrikson. “We are pleased with the strong revenue growth we achieved in the first half of 2008, and we continue to see many growth opportunities ahead, where our financial strength, industry leadership and diverse offerings will serve us well.”
Corporate Events
Share Repurchase
During the quarter ended June 30, 2008, MetLife received approximately 0.9 million shares related to an accelerated share repurchase transaction executed in February 2008. As a result, for the six months ended June 30, 2008, MetLife repurchased approximately 21.3 million shares of common stock at a cost of $1,250 million. Currently, MetLife has $1,261 million remaining on its existing share repurchase authorizations.
Earnings Conference Call
MetLife will hold its second quarter 2008 earnings conference call and audio Webcast on Wednesday, July 30, 2008, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 10:00 a.m. (ET) on Wednesday, July 30, 2008, until Friday, August 8, 2008, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 930800. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.
Non-GAAP and Other Financial Disclosures
MetLife analyzes its performance using so-called non-GAAP measures, including operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share. Operating earnings available to common shareholders is defined as GAAP net income, excluding net investment gains and losses, net of income tax, adjustments related to net investment gains and losses, net of income tax, and discontinued operations other than discontinued real estate, net of income tax, less preferred stock dividends which are recorded in Corporate & Other. Scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings available to common shareholders. Operating earnings available to common shareholders per diluted common share is calculated by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated. Operating return on common equity is defined as operating earnings available to common shareholders divided by average GAAP common equity, excluding accumulated other comprehensive income. MetLife believes these measures enhance the understanding and comparability of its performance by excluding net investment gains and losses, net of income tax, and adjustments related to net investment gains and losses, net of income tax, both of which can fluctuate significantly from period to period, and discontinued operations other than discontinued real estate, net of income tax, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share should not be viewed as substitutes for GAAP net income available to common shareholders and GAAP net income available to common shareholders per diluted common share, respectively.

	For the three months ended June 30,
	2008		2007
	(In millions, except per common share data)
Net income available to common shareholders	$915	$1.26	$1,129	$1.48
Less: Net investment gains (losses), net of income tax[1]	(233)	(0.32)	(193)	(0.26)
Less: Adjustments related to net investment gains (losses), net of income tax[2]	206	0.28	4	0.01
Less: Discontinued operations, net of income tax[3]	—	—	7	0.01

Operating earnings available to common shareholders	$942	$1.30	$1,311	$1.72

Book value per diluted common share	$41.98		$41.27
Less: Accumulated other comprehensive income (loss) per diluted common share	(3.45)		(0.38)

Book value per diluted common share, excluding accumulated other comprehensive income	$45.43		$41.65

(1)	Net investment gains (losses), net of income tax, includes gains (losses) on sales of real estate and real estate joint ventures related to discontinued operations of $0 million and $0 million for the three months ended June 30, 2008 and 2007, respectively, and excludes gains (losses) of $(25) million and $41 million for the three months ended June 30, 2008 and 2007, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.

(2)	Adjustments related to net investment gains (losses), net of income tax, include amortization of unearned revenue and deferred acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(3)	Discontinued operations, net of income tax, exclude gains (losses) from discontinued operations related to real estate and real estate joint ventures.

Net income available to common shareholders and net income available to common shareholders per diluted common share are defined as net income and net income per diluted common share less preferred stock dividends, respectively.
In this release, MetLife provides guidance on its future earnings per diluted common share on an operating, non-GAAP basis. A reconciliation of this measure to the most directly comparable GAAP measure is not accessible on a forward-looking basis because MetLife believes it is not possible to provide a reliable forecast of net investment gains and losses, which can fluctuate significantly from period to period and may have a significant impact on GAAP net income.
This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.
Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to, the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect the company’s ability to raise capital and its generation of fee income and market-related revenue; (ii) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors and for personnel; (iii) investment losses and defaults, and changes to investment valuations; (iv) unanticipated changes in industry trends; (v) catastrophe losses; (vi) ineffectiveness of risk management policies and procedures; (vii) changes in accounting standards, practices and/or policies; (viii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (ix) discrepancies between actual claims experience and assumptions used in setting prices for the company’s products and establishing the liabilities for the company’s obligations for future policy benefits and claims; (x) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xi) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xii) downgrades in the company’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xiii) regulatory, legislative or tax changes that may affect the cost of, or demand for, the company’s products or services; (xiv) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (xv) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xvi) economic, political, currency and other risks relating to the company’s international operations; (xvii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xviii) the company’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and (xix) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Celebrating 140 years, MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.
For a copy of MetLife’s Quarterly Financial Supplement, please visit www.metlife.com.
# # #

MetLife, Inc.
Consolidated Statements of Income
For the Three Months and Six Months Ended June 30, 2008 and 2007 (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Premiums	$7,701	$6,903	$15,294	$13,668
Universal life and investment-type product policy fees	1,421	1,307	2,838	2,587
Net investment income	4,584	4,835	9,091	9,355
Other revenues	371	411	766	795
Net investment gains (losses)	(362)	(239)	(1,248)	(277)

Total revenues	13,715	13,217	26,741	26,128

Expenses
Policyholder benefits and claims	7,715	6,855	15,458	13,628
Interest credited to policyholder account balances	1,265	1,465	2,576	2,841
Policyholder dividends	446	432	876	856
Other expenses	2,963	2,834	5,639	5,730

Total expenses	12,389	11,586	24,549	23,055

Income from continuing operations before provision for income tax	1,326	1,631	2,192	3,073
Provision for income tax	381	476	598	892

Income from continuing operations	945	1,155	1,594	2,181
Income (loss) from discontinued operations, net of income tax	1	8	—	(1)

Net income	946	1,163	1,594	2,180
Preferred stock dividends	31	34	64	68

Net income available to common shareholders	$915	$1,129	$1,530	$2,112

Operating Earnings Available to Common Shareholders Reconciliation
Net income available to common shareholders	$915	$1,129	$1,530	$2,112
Net investment gains (losses)	(338)	(309)	(1,231)	(404)
Minority interest — net investment gains (losses)	(2)	4	23	8
Net investment gains (losses) tax benefit	107	112	415	145

Net investment gains (losses), net of income tax (1) (2)	(233)	(193)	(793)	(251)

Adjustments related to universal life and investment-type product policy fees	(3)	(10)	2	(10)
Adjustments related to policyholder benefits and dividends	164	(34)	36	(99)
Adjustments related to other expenses	159	49	376	74
Adjustments related to tax benefit (provision)	(114)	(1)	(144)	13

Adjustments related to net investment gains (losses), net of income tax (3)	206	4	270	(22)

Discontinued operations, net of income tax (4)	—	7	—	(8)

Operating earnings available to common shareholders	$942	$1,311	$2,053	$2,393

(1)	Net investment gains (losses), net of income tax, excludes scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment of ($25) million and $41 million for the three months ended June 30, 2008 and 2007, respectively, and ($29) million and $80 million for the six months ended June 30, 2008 and 2007, respectively.

(2)	There were no discontinued operations from other real estate and real estate joint ventures for both the three months ended June 30, 2008 and 2007. Net investment gains (losses), net of income tax, from real estate and real estate joint ventures includes discontinued operations of $0 million and $3 million for the six months ended June 30, 2008 and 2007, respectively.

(3)	Adjustments related to net investment gains (losses), net of income tax, includes amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(4)	Discontinued operations, net of income tax, excludes gains (losses) from discontinued operations related to real estate and real estate joint ventures.

MetLife, Inc.
Financial Highlights
Unaudited
(In millions, except per common share data or otherwise noted)

	At or For the Three Months		At or For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Other Financial Data:
Net income available to common shareholders	$915	$1,129	$1,530	$2,112
Operating earnings available to common shareholders	$942	$1,311	$2,053	$2,393
Total assets (billions)	$555.8	$552.6	$555.8	$552.6

Individual Business Sales Data:
Total first year life premiums and deposits	$250	$248	$501	$478
Variable and Universal life first year premiums and deposits (including COLI/BOLI)	$197	$194	$397	$372
Total annuity deposits	$3,815	$4,486	$7,279	$8,168

Earnings Per Common Share Calculation:
Weighted average common shares outstanding — diluted	726.5	763.6	728.9	766.0
Operating earnings available to common shareholders per common share - diluted	$1.30	$1.72	$2.82	$3.12
Net income available to common shareholders per common share — diluted	$1.26	$1.48	$2.10	$2.76

MetLife, Inc.
Consolidated Balance Sheet Data
June 30, 2008 and December 31, 2007 (Unaudited)
(In millions)

	June 30,	December 31,
	2008	2007
Balance Sheet Data:
General account assets	$406,086	$398,403
Separate account assets	149,701	160,159

Total assets	$555,787	$558,562

Policyholder liabilities	$290,138	$281,570
Short-term debt	623	667
Long-term debt	9,694	9,628
Collateral financing arrangements	5,847	5,732
Junior subordinated debt securities	5,224	4,474
Shares subject to mandatory redemption	159	159
Other liabilities	61,860	60,994
Separate account liabilities	149,701	160,159

Total liabilities	523,246	523,383

Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	17,647	17,098
Retained earnings	21,441	19,884
Treasury stock	(4,047)	(2,890)
Accumulated other comprehensive income (loss)	(2,509)	1,078

Total stockholders’ equity	32,541	35,179

Total liabilities and stockholders’ equity	$555,787	$558,562

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Total Institutional Operations
Net income available to common shareholders	$549	$362	$633	$718
Net investment gains (losses), net of income tax	79	(168)	(404)	(256)
Adjustments related to net investment gains (losses), net of income tax	22	9	31	1

Operating earnings available to common shareholders	$448	$521	$1,006	$973

Institutional Operations:
Group Life
Net income available to common shareholders	$137	$153	$142	$256
Net investment gains (losses), net of income tax	1	11	(114)	7
Adjustments related to net investment gains (losses), net of income tax	—	—	1	—

Operating earnings available to common shareholders	$136	$142	$255	$249

Retirement & Savings
Net income available to common shareholders	$370	$176	$259	$357
Net investment gains (losses), net of income tax	139	(120)	(297)	(201)
Adjustments related to net investment gains (losses), net of income tax	12	(3)	16	(7)

Operating earnings available to common shareholders	$219	$299	$540	$565

Non-Medical Health & Other
Net income available to common shareholders	$42	$33	$232	$105
Net investment gains (losses), net of income tax	(61)	(59)	7	(62)
Adjustments related to net investment gains (losses), net of income tax	10	12	14	8

Operating earnings available to common shareholders	$93	$80	$211	$159

Total Individual Operations
Net income available to common shareholders	$199	$367	$475	$682
Net investment gains (losses), net of income tax	(167)	(60)	(230)	(57)
Adjustments related to net investment gains (losses), net of income tax	43	(22)	70	(29)

Operating earnings available to common shareholders	$323	$449	$635	$768

Individual Operations:
Traditional Life
Net income available to common shareholders	$86	$58	$95	$114
Net investment gains (losses), net of income tax	8	14	(83)	20
Adjustments related to net investment gains (losses), net of income tax	(20)	(33)	(10)	(45)

Operating earnings available to common shareholders	$98	$77	$188	$139

Variable & Universal Life
Net income available to common shareholders	$51	$49	$73	$97
Net investment gains (losses), net of income tax	(17)	(42)	(39)	(49)
Adjustments related to net investment gains (losses), net of income tax	5	5	8	7

Operating earnings available to common shareholders	$63	$86	$104	$139

Annuities
Net income available to common shareholders	$54	$243	$301	$464
Net investment gains (losses), net of income tax	(150)	(33)	(84)	(25)
Adjustments related to net investment gains (losses), net of income tax	58	6	72	9

Operating earnings available to common shareholders	$146	$270	$313	$480

Other
Net income (loss) available to common shareholders	$8	$17	$6	$7
Net investment gains (losses), net of income tax	(8)	1	(24)	(3)

Operating earnings available to common shareholders	$16	$16	$30	$10

International
Net income available to common shareholders	$173	$127	$359	$227
Net investment gains (losses), net of income tax	(107)	11	(18)	29
Adjustments related to net investment gains (losses), net of income tax	133	15	93	4
Discontinued operations, net of income tax	—	(16)	—	(47)

Operating earnings available to common shareholders	$147	$117	$284	$241

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Total Auto & Home
Net income available to common shareholders	$43	$109	$134	$222
Net investment gains (losses), net of income tax	(9)	1	(16)	8

Operating earnings available to common shareholders	$52	$108	$150	$214

Auto & Home:
Auto
Net income available to common shareholders	$74	$63	$143	$144
Net investment gains (losses), net of income tax	(5)	(1)	(10)	5

Operating earnings available to common shareholders	$79	$64	$153	$139

Homeowners & Other
Net income available to common shareholders	$(31)	$46	$(9)	$78
Net investment gains (losses), net of income tax	(4)	2	(6)	3

Operating earnings available to common shareholders	$(27)	$44	$(3)	$75

Reinsurance
Net income available to common shareholders	$55	$34	$67	$68
Net investment gains (losses), net of income tax	(6)	(6)	(91)	(8)
Adjustments related to net investment gains (losses), net of income tax	8	2	76	2

Operating earnings available to common shareholders	$53	$38	$82	$74

Corporate, Other & Eliminations
Net income available to common shareholders	$(104)	$130	$(138)	$195
Net investment gains (losses), net of income tax	(23)	29	(34)	33
Discontinued operations, net of income tax	—	23	—	39

Operating earnings available to common shareholders	$(81)	$78	$(104)	$123